UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 25, 2025

DARIOHEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37704	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 W 57th St., #33B, New York, New York 10019

(Address of Principal Executive Offices)

972- 4-770-6377

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	DRIO	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 22, 2025, DarioHealth Corp. (the “Company”) entered into securities purchase agreements (each, a “Purchase Agreement”) with accredited investors relating to an offering (the “Offering”) and the sale of an aggregate of 1,154,420 shares of common stock (the “Shares”) and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,558,760 shares of common stock (the “Pre-Funded Warrant Shares”), at a purchase price of $6.45 per share and $6.45 per pre-funded warrant. The closing of the Offering completed on September 23, 2025.

The pre-funded warrants are exercisable immediately upon issuance and remain exercisable until exercised in full. The Purchase Agreements contain representations and warranties that the parties made to the others in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. In addition, pursuant to the terms of the Purchase Agreements, the Company has agreed to file a registration statement to register the Shares and the Pre-Funded Warrant Shares within 30 days following the closing date. The provisions of such agreements, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to that agreement. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the U.S. Securities and Exchange Commission.

The securities to be issued in the Offering are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. The securities have not been registered under the Securities Act and may not be resold in the United States absent registration or an exemption from registration. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The forgoing description of the Pre-Funded Warrant and the Purchase Agreement are qualified by reference to the full text of these documents, copies of which are filed as Exhibit 4.1 and 10.1, respectively, to this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

The response to this item is included in Item 1.01, Entry into a Material Definitive Agreement, and is incorporated herein in its entirety.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 25, 2025, the Company, upon obtaining the vote of a majority of the holders of the relevant classes of preferred stock and the approval of the Company’s Board of Directors, filed an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the Company’s Series C-1 Preferred Stock (the “Series C-1 Certificate of Designation”) with the Secretary of State of the State of Delaware.

The Series C-1 Certificate of Designation was amended to accelerate the mandatory conversion period of all outstanding shares of such series into shares of the Company’s common stock, or at each holder’s election in pre-funded warrants, effective as of September 25, 2025.

In connection with such mandatory conversion, each holder of preferred stock will also receive all accrued and unpaid dividends, including any dividend shares or payment-in-kind shares, in addition to the conversion shares issuable upon conversion, subject to certain beneficial ownership blockers.

The filing of the Series C-1 Certificates of Designation was intended to amend and restate the terms mentioned above, and no additional securities were issued or sold as a result.

The foregoing description of the Company’s Series C-1 Certificate of Designation is qualified in its entirety by reference to the full text of such document, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On September 22, 2025, the Company issued a press release relating to the announcement of the Offering. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On September 25, 2025, the Company announced that its Board of Directors has initiated a comprehensive strategic review to maximize shareholder value following multiple unsolicited inbound strategic inquiries from interested parties. In relation to this review, the Company’s Board of Directors has established a special committee (the "Special Committee") of independent directors and engaged Perella Weinberg Partners as financial advisor. The Special Committee will consider a full range of potential opportunities including a sale, merger, strategic business combination, or continued execution of the Company's successful standalone strategy.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C-1 Preferred Stock of DarioHealth Corp.
4.1	Form of Pre-Funded Warrant
10.1	Form of Securities Purchase Agreement
99.1	Press release dated September 22, 2025.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 25, 2025	DARIOHEALTH CORP.

	By:	/s/ Chen Franco-Yehuda
		Name:	Chen Franco-Yehuda
		Title:	Chief Financial Officer, Treasurer and Secretary